                                         EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-211700, 333-227168, and 333-239049, on Form S-1 Nos. 333-217461, 333-220183, and on Form S-8 Nos. 333-197493, 333-203128, 333-211538, 333-217462, 333-225991, 333-231523, 333-233710, and 333-239277 of our reports dated February 24, 2021, relating to the consolidated financial statements of CareDx, Inc. and its subsidiaries (the “Company”) , and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

San Jose, California
February 24, 2021